American High-Income Municipal Bond Fund

January 31, 2015

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A
Class B	$94
Class C	$2,795
Class F1	$3,569
Class F2	$5,377
Total	$11,835
Class R-6	$2,764
Total	$2,764

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3200
Class B	$0.2600
Class C	$0.2600
Class F1	$0.3100
Class F2	$0.3300
Class R-6	$0.3400

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	167,371
Class B	324
Class C	11,316
Class F1	12,067
Class F2	17,588
Total	208,666
Class R-6	9,334
Total	9,334

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$15.80
Class B	$15.80
Class C	$15.80
Class F1	$15.80
Class F2	$15.80
Class R-6	$15.80